Exhibit 10(a)

FIRST AMENDMENT

TO

CLIFFS NATURAL RESOURCES INC.

2005 VOLUNTARY NON-QUALIFIED DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT is effective as of January 1, 2009, unless specified otherwise herein, by Cliffs Natural Resources Inc. (the “Company”).

WITNESSETH:

WHEREAS, the Company, maintains the Cliffs Natural Resources Inc. 2005 Voluntary Non-Qualified Deferred Compensation Plan (the “Plan”); and

WHEREAS, it is the desire of the Company to amend such Plan in order to clarify certain eligibility provisions regarding international employees, as well as the definition of disability, the recipient of a disability payment under the Plan and certain aspects of the initial eligibility provisions, to reflect the Company’s administration of the Plan; and

WHEREAS, the Company has the power to amend the Plan pursuant to Section 9.1 of the Plan, except that no amendment shall apply to any Plan benefits that were earned and vested on or before December 31, 2004, except to the extent expressly provided in such amendment;

NOW, THEREFORE, effective as of January 1, 2009, unless specified otherwise herein, the Company hereby amends the Plan as follows solely with respect to Plan benefits that were either earned or vested after December 31, 2004:

(1)      Section 2.20 “Disability” is hereby deleted in its entirety and the following new Section 2.20 will be substituted in lieu thereof to read as follows:

“2.20   Disability.  ‘Disability’ means, with respect to any Participant, that such Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. Without limitation, for purpose of this Plan, a Participant will be deemed to have a Disability if the Participant is determined to be totally disabled by the Social Security Administration, or is determined to be disabled in accordance with a disability insurance program of the Company or any Selected Affiliate (provided that the definition of disability applied under such disability insurance program complies with the requirements of Section 409A of the Code).”

(2)      Effective as of January 1, 2010, Section 2.21 “Eligible Employee” is hereby deleted in its entirety and the following new Section 2.21 will be substituted in lieu thereof to read as follows:

   “2.21  Eligible Employee.  ‘Eligible Employee’ means a corporate officer of the Company, a Mine Manager of the Company or any Employer, any employee of the Company or an Employer in Salary Band E and any employee of the Company or an Employer who exceeds the Section 415 of the Code limit under the Savings Plan as a result of a discretionary Profit Sharing Contribution to the Savings Plan; provided, however, that ‘Eligible Employee’ shall not include any person who is an employee of a non-U.S. affiliate outside the United States unless he or she was an employee of a U.S. affiliate in the United States and an Eligible Employee as defined herein immediately prior to his or her transfer to the non-U.S. affiliate.”

(3)      Section 3.2(b)  “Initial Eligibility Election” is hereby deleted in its entirety and the following new Section 3.2(b) will be substituted in lieu thereof to read as follows:

   “(b)    Initial Eligibility Election.  In the event that an Eligible Employee first becomes eligible to participate in the Plan or first commences employment during the course of a Plan Year, a properly completed and executed Participation Agreement may be filed with the Committee (utilizing the permissible dates of distribution described in Section 3.2(a)) not later than 30 days following the later of his or her eligibility date or date of employment, with respect to his or her Base Salary and/or Bonus paid for services to be performed after the election in accordance with Section 409A of the Code; provided, however, that a Participant is first eligible to participate in this Plan only if the Participant is not a participant in any other agreement, method, program or arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Section 409A of the Code. A deferral election will be irrevocable as of the last permissible date for making such election, as described in this Section 3.2(b).”

(4)      Section 6.5  “Form of Distribution Upon Death or Disability” is hereby deleted in its entirety and the following new Section 6.5 will be substituted in lieu thereof to read as follows:

   “6.5    Form of Distribution Upon Death or Disability.  Notwithstanding the foregoing, a Participant’s Accounts (or the remaining portions thereof if payment to the Participant had commenced) shall be distributed to the Participant or, if applicable, his or her Beneficiary in the form of a single lump sum payment within 60 days following his or her death or Disability.”

IN WITNESS WHEREOF, a duly authorized officer of the Company, pursuant to the authorization of the Board of Directors of the Company, has caused this First Amendment to be executed this   2   day of September, 2009, effective as of the dates set forth above.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ William A. Brake

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